Exhibit 4.7

DANKA 2001 LONG TERM INCENTIVE PLAN
(As amended effective October 22, 2002)

1.    PURPOSE OF THE PLAN

The Plan is intended to provide an opportunity to officers, executive directors and certain key employees of the Company to acquire a proprietary interest in the Company. Such opportunity should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the stock for the benefit of the Company’s shareholders and increasing the ability of the Company to attract and retain individuals of exceptional skill.

2.    DEFINITIONS

In these Rules the following words and expressions have the following meanings:

(a)  Acquiring Person:    Any person who:

(i)  either alone or together with any person acting in concert with him has obtained Control of the Company either:-

(1)  as a result of making a Takeover Offer; or

(2)  in pursuance of a Compromise; or

(ii)  having such Control makes a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him and/or any person acting in concert with him); or

(iii)  has served Section 429 Notices in relation to the Company.

(b)  American Depositary Share:    An authorized depositary security representing for the time being four Ordinary Shares and for the time being evidenced by an authorized depositary receipt issued by the Bank and quoted on the Nasdaq SmallCap Market.

(c)  Award:    A Restricted Share Unit, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.

(d)  Awardholder:    An Eligible Employee who has been granted an Award.

(e)  Award Date:    The date on which an Award is made under the Plan.

(f)  Bank:    The Bank Of New York or such other bank as the Company may from time to time appoint for the purposes of serving as its depositary for its American Depositary Shares.

(g)  Board:    The Board of Directors of the Company.

(h)  Committee:    A committee of the Board that has been designated by the Board to administer the Plan.

(i)  Company:    Danka Business Systems Public Limited Company.

(j)  Compromise:    In relation to the Company means a compromise or arrangement sanctioned by the Court under Section 425 of the Companies Act 1985.

(k)  Control:    A person is deemed to obtain control of the Company when (i) he acquires pursuant to a tender offer or exchange offer securities of the Company representing 30% or more of the combined voting power of the then outstanding voting securities of the Company or (ii) he secures by means of the holding of shares or the possession of voting power in or in relation to the Company or any other body corporate that the affairs of the Company are conducted in accordance with his wishes.

(l)  Effective Date:    9 October 2001.

(m)  Eligible Employees:    Any employee, officer or executive director for the time being holding employment in or with any member of the Group and who is nominated by the Committee to participate in the Plan.

(n)  Group:    The Company and any Subsidiary of the Company and member of the Group shall be construed accordingly.

(o)  Market Value:    With respect to American Depositary Shares, means an amount equal to the average of the high and low reporited sales prices of an American Depositary Share on the Nasdaq SmallCap Market on the date for which market value is being determined and, with respect to Ordinary Shares, means the middle market quotation on the London Stock Exchange Daily Official List on the date for which market value is being determined.

(p)  Ordinary Share:    Fully paid ordinary shares of 1.25 pence each in the capital of the Company.

(q)  Other Share-Based Awards:    Awards granted pursuant to Section 8 of the Plan.

(r)  Plan:    The Danka 2001 long term incentive plan.

(s)  Restricted Share Unit or RSU:    A restricted share unit, granted pursuant to Rule 7 of the Plan, that represents the right to receive Scheme Shares.

(t)  Scheme Shares:    Ordinary Shares and/or American Depositary Shares as the case may be.

(u)  Section 429 Notice:    In relation to the Company, a notice served by a person who has become entitled to serve such a notice on the shareholders of the Company under section 429 of the Companies Act 1985 (rights of 90% shareholders to buy out minority shareholders).

(v)  Share Appreciation Right or SAR:    A share appreciation right granted pursuant to Rule 9 of the Plan in relation to Scheme Shares.

(w)  Subsidiary:    A subsidiary as defined by Section 736 of the Companies Act 1985 of the Company.

(x)  Takeover Offer:    In relation to the Company means either:-

(i)  a general offer to acquire the whole or part of the issued share capital of the Company which is either made on a condition such that if it is satisfied the person making the offer will have Control of the Company or which results in the person making the offer having control of the Company; or

(ii)  a general offer to acquire all the shares in the Company of the same class as the Ordinary Shares.

3.    ELIGIBILITY

No Eligible Employee shall be granted an Award under the Plan unless at the time of grant he is an employee, officer or executive director of a member of the Group.

4.    SCHEME SHARES SUBJECT TO THE PLAN

4.1  The total number of unissued and previously issued Ordinary Shares that may be used to satisfy Awards under the Plan (whether in the form of Ordinary Shares or American Depositary Shares) shall not exceed 18,000,000. The issuance or transfer of Ordinary Shares or the payment of cash to an Awardholder upon the exercise or payment of an Award shall reduce the total number of Ordinary Shares available under the Plan.

4.2  The total number of Awards that may be granted under the Plan during any financial year of the Company to any one person shall not exceed the equivalent of 2,000,000 Ordinary Shares.

4.3  The Scheme Shares may consist, in whole or in part, of unissued Scheme Shares or previously-issued Scheme Shares. The issuance or transfer of Scheme Shares or the payment of cash to an Eligible Employee upon the exercise or payment of an Award shall reduce the total number of Scheme Shares available under the Plan, as applicable. Scheme Shares that are subject to Awards which terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.

5.    ADMINISTRATION

5.1  The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary.

5.2  The Committee may grant Awards under this Plan only to Eligible Employees; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a member of the Group. The number of Scheme Shares underlying such substitute Awards shall be counted against the aggregate number of Scheme Shares available for Awards under the Plan.

5.3  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

5.4  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Eligible Employees and their beneficiaries or successors).

5.5  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

5.6  The Committee may require payment of any amount it may determine to be necessary to withhold in respect of taxes, social security contributions or similar liabilities of any relevant jurisdiction as a result of, or as a condition to, the granting or exercise of an Award, the delivery of cash or Scheme Shares pursuant to an Award, or upon the sale of Scheme Shares acquired pursuant to an Award.

5.7  The Committee may establish future plans for the benefit of employees located in particular jurisdictions based on the Plan but modified to the extent necessary or desirable to take account of tax, securities and exchange control laws and regulations of such jurisdiction, provided that such plans must operate within the limits specified in Rule 4 above.

6.    DURATION OF PLAN

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards granted before the tenth anniversary of the Effective Date may extend beyond that date.

7.    TERMS AND CONDITIONS OF RSUS

7.1.  RSUs granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

7.1.1  Time of grant of RSUs.    No RSUs shall be granted over Scheme Shares the Market Value of which would be determined by reference to a dealing day or days within a period prescribed by the Company’s code on insider dealing, nor may RSUs be granted within such period, but they may be granted at any other time.

7.1.2  Grant of RSUs.    There shall be no monetary consideration for the grant of RSUs under the Plan, and accordingly any such RSUs shall be granted by deed. In granting any RSUs, the Committee may in its discretion impose any objective conditions and limitations on the RSUs, provided that such objective conditions and limitations shall be set out in the Award agreement.

7.1.3  Transfer of Scheme Shares.    Except as otherwise provided in the Plan or in an Award agreement, the Scheme Shares subject to RSUs shall be transferred to an Awardholder at the time(s) and in the circumstances set out in the Award agreement. No Awardholder shall have any rights to dividends or other rights of a shareholder with respect to Scheme Shares subject to an RSU until the Scheme Shares in question have been registered in his name (or the name of his nominees) in the Company’s register of shareholders and, if applicable, the Awardholder has satisfied any other conditions imposed by the Committee pursuant to the Plan.

8.    CASH EQUIVALENT

8.1  Before Scheme Shares are transferred to an Awardholder under his RSUs, the Committee may determine that, in substitution for the Awardholder receiving such number of the Scheme Shares subject to RSUs as the Committee may decide (but in full and final satisfaction of that number of RSUs), the Awardholder shall be paid a sum equal to the cash equivalent of that number of Scheme Shares.

8.2  For the purposes of this Rule, the cash equivalent of any Scheme Shares is their Market Value on the dealing day immediately preceding the date on which the Scheme Shares are due to be transferred to the Awardholder.

8.3  Subject to Rule 8.4 below, as soon as reasonably practicable after a determination has been made under Rule 8.1 above that an Awardholder shall be paid a sum in substitution for receiving any number of Scheme Shares, the Company shall pay to him or procure the payment to him of that sum in cash.

8.4  If the Committee in its discretion so decides:

8.4.1  the whole or part of the sum payable under Rule 8.3 above shall, instead of being paid to the Awardholder in question in cash, be applied on his behalf in subscribing for Scheme Shares in the Company at a price equal to their Market

Value by reference to which the cash equivalent is calculated, or in purchasing Scheme Shares, or partly in one way and partly in the other; and

8.4.2  the Company shall allot to him (or a nominee for him) or procure the transfer to him (or a nominee for him) of the Scheme Shares so subscribed for or purchased.

8.5  There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

9.    TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS

9.1  SARs granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

9.1.1  Time of grant of SARs.    No SARs shall be granted in relation to Scheme Shares the Market Value of which would be determined by reference to a dealing day or days within a period prescribed by the Company’s code on insider dealing, nor may SARs be granted within such period, but they may be granted at any other time.

9.1.2  Grant of SARs.    There shall be no monetary consideration for the grant of SARs under the Plan, and accordingly any such SARs shall be granted by deed. In granting any SARs, the Committee may in its discretion impose any objective conditions and limitations on the SARs, provided that such objective conditions and limitations shall be set out in the Award agreement.

9.1.3  Exercise of SARs.    The exercise price per Scheme Share under SARs shall be the Market Value of an Ordinary Share or American Depositary Share, as applicable, on the Award Date. Each SAR shall entitle an Awardholder upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Market Value on the exercise date of one Scheme Share over (B) the exercise price per Scheme Share, times (ii) the number of Scheme Shares covered by the SAR. The date a notice of exercise is received by the Company shall be the exercise date. Payment by the Company shall be made in Scheme Shares or in cash, or partly in Scheme Shares and partly in cash (any such Scheme Shares valued at such Market Value), all as shall be determined by the Committee. SARs may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Scheme Shares with respect to which the SAR is being exercised. No fractional Scheme Shares will be issued in payment for SARs and all fractional entitlements will be aggregated and rounded downward to the next whole Scheme Share.

10.    OTHER SHARE-BASED AWARDS

The Committee, in its sole discretion, may grant Awards of Scheme Shares, Awards of restricted Scheme Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Market Value of, Scheme Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Scheme Shares (or the equivalent cash value of such Scheme Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when the Other Share-Based Awards will be made; (ii) the number of Scheme Shares to be awarded under (or otherwise in relation to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Scheme Shares or a combination of cash and Scheme Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Scheme Shares so awarded and issued shall be fully paid and non-assessable).

11.    VARIATION OF CAPITAL

11.1  In the event of any variation of the share capital of the Company or in the case of a demerger, special dividend or other event which, in the opinion of the Committee, would affect the share price to a material extent, then the Committee may make such adjustments as it considers appropriate.

11.2  An adjustment shall be to one or more of the following:

(a)  the number of Scheme Shares comprised in an Award;

(b)  the price (if any) at which Scheme Shares may be acquired pursuant to an Award;

(c)  where any Award has been exercised but no Scheme Shares have been allotted or transferred pursuant to such exercise, the number of Scheme Shares which may be so allotted or transferred and the price (if any) at which they may be acquired.

11.3  An adjustment may have the effect of reducing the price at which Scheme Shares may be subscribed for to less than the nominal value of such Scheme Shares, but only if and to the extent that the Committee shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Scheme Shares exceeds the price (if any) at which the Scheme Shares may be subscribed for and to apply that sum in paying up such amount on the Scheme Shares; and so that on the allotment of Scheme Shares in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

12.    CHANGE IN CONTROL

12.1  Takeover.    If an Acquiring Person obtains Control of the Company as a result of making a Takeover Offer the Committee shall as soon as practicable thereafter notify every Awardholder accordingly.

12.1.1  RSUs.    The Company will, except to the extent expressly provided otherwise in the Award agreement, transfer or procure the transfer of Scheme Shares to the holders of RSUs (or make a cash payment to the Awardholder in accordance with Rule 8), within one month of making the notification mentioned in Rule 12.1 above, following which period, all RSUs will lapse.

12.1.2  SARs.    Each SAR Awardholder may, except to the extent expressly provided otherwise in the Award agreement and also subject to Rule 12.3 below, within six months of the making by the Company of the notification mentioned in Rule 12.1 above and, notwithstanding that the exercise period specified in the Award agreement has not commenced, exercise his SAR at any time or from time to time in whole or in part. To the extent that SARs which have become exercisable pursuant to Rule 12.1 have not been exercised within six months of the making by the Company of the notification mentioned in Rule 12.1 above, they shall thereupon lapse.

12.2  Compromise.    If, under Section 425 of the Companies Act 1985, a Compromise between the Company and its members is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Awardholders on the same date as it dispatches the notice which is sent to each member of the Company summoning the meeting to consider such a Compromise and thereupon:

12.1.1  the Company will, except to the extent expressly provided otherwise in the Award Agreement, transfer or procure the transfer of Scheme Shares to the holders of RSUs (or make a cash payment to the Awardholder in accordance with Rule 8), as soon as practicable following the Court sanctioning the Compromise, following which period, all RSUs will lapse; and

12.2.2  each SAR Awardholder may, except to the extent expressly provided otherwise in the Award Agreement, notwithstanding that the exercise period specified in the Award agreement has not commenced, exercise his SARs until the expiry of the period commencing with the date of the notification mentioned in Rule 12.2 above and ending with the earlier of the date six months thereafter and the date on which such Compromise is sanctioned by the Court, but the exercise of SARs as aforesaid shall be conditional upon such Compromise being sanctioned by the Court and becoming effective. Upon such Compromise becoming effective all SARs to the extent unexercised shall lapse.

12.3  Section 429 Notice.    If any person (either alone or together with any person acting in concert with him) as a result of making a general offer to acquire the whole of the issued Ordinary Shares of the Company or that part of the issued Ordinary Share capital not already owned by him (or by any person acting in concert with him) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985 all RSUs, to the extent unsatisfied, and all SARs, to the extent unexercised, shall lapse one month after such person became so bound or entitled.

12.4  For the avoidance of doubt, Awardholders of Other Share-Based Awards may, in the circumstances described in Rules 12.1 and 12.2 above, exercise their other Share-Based Awards according to the terms of their Award Agreements.

12.5  In this Rule 12, any references to Awardholders includes the personal representatives of any Awardholder who has died prior to his Award being exercised or satisfied.

13.    NO RIGHT TO EMPLOYMENT OR AWARDS

The rights and obligations of any individual under the terms of his office or employment with any member of the Group shall not be affected by his participation in this Plan or any right which he may have to participate therein. An individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under any Award under this Plan as a result of such termination.

14.    NONTRANSFERABILITY OF AWARDS

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Eligible Employee (and if so transferred shall immediately lapse) other than by will or by the laws of descent and distribution.

15.    ADMINISTRATION AND AMENDMENT

15.1  The Plan shall be subject to the administration of the Committee whose decision (save as otherwise provided herein) shall be final and binding on all parties. The Committee may at any time resolve to terminate the operation of the Plan and in such event no further Awards will be granted, but the provisions of the Plan shall remain in force in relation to Awards granted and remaining exercisable or potentially exercisable hereunder.

15.2  Subject to the remaining provisions of this Rule 15, the Committee may at any time and from time to time alter or add to the Plan in any respect.

15.3  No alteration or addition to the advantage of Awardholders shall be made without the prior approval by ordinary resolution of the members of the Company in general meeting provided that the prior approval of the members of the Company is not required for any minor alteration or addition to:

(a)  benefit the administration of the Plan, or

(b)  maintain favourable tax, exchange control or regulatory treatment of Awardholders or any member of the Group, or solely relating to any conditions imposed on an Award.

15.4  No material alteration or addition to the disadvantage of any Awardholder shall be made unless:

(a)  the Committee shall have invited every such Awardholder to give an indication as to whether or not he approves the alteration or addition, and

(b)  the alteration or addition is approved by a majority of those Awardholders who have given such an indication.

15.5  As soon as reasonably practicable after making any alteration or addition, the Committee shall give notice in writing to any holder of an Award affected thereby.

15.6  This Plan and all Awards granted under it shall be governed by and construed in accordance with the law of England and Wales.

16.    EFFECTIVENESS OF THE PLAN

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company